EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Verint Systems Inc.
Melville, New York

We consent to the incorporation by reference in Registration Statement Nos. 333-167618, 333-169005, 333-169768, 333-171006, 333-173421, 333-173454, 333-174820, 333-182032, 333-182755, 333-189062, 333-198575, 333-205658, and 333-219502 on Form S-8 and Registration Statement No. 333-196612 on Form S-3 of our reports dated March 28, 2018, relating to the consolidated financial statements of Verint Systems Inc., and the effectiveness of Verint Systems Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Verint Systems Inc. for the year ended January 31, 2018.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 28, 2018